                                                            Exhibit (a)(5)(xiii)
                                                        [LOGO MICROCELL TELECOM]
News Release

                                                           FOR IMMEDIATE RELEASE

                   MICROCELL PROVIDES THIRD QUARTER GUIDANCE

    COMPANY ON TRACK TO ACHIEVE ITS OPERATING AND FINANCIAL TARGETS FOR 2004

MONTREAL, SEPTEMBER 14, 2004--Microcell Telecommunications Inc. (TSX: MT.A, MT.B) today provided guidance for certain of its third quarter 2004 operating and financial results. The Company is issuing this guidance on expected operating and financial performance in order to keep its securityholders informed while the Company completes its strategic review process. Previously issued guidance on Microcell's full-year 2004 performance remains unchanged, as the Company believes it remains on target to meet its 2004 plan.

The following table includes selected operating and financial data, both actual and projected, for the periods indicated.

                                                    ACTUALS                          GUIDANCE                       GUIDANCE
                                             SECOND QUARTER 2004(1)             THIRD QUARTER 2004              FULL-YEAR 2004(1)
                                            -----------------------             ------------------              -----------------
                                                                                   (ESTIMATES)
Gross activations(2)                                    141,856                        175,000                 640,000 to 680,000
Blended churn(2)                                           3.5%                           3.0%                       2.7% to 3.0%
Service revenues                                 $147.4 million                   $158 million               $625 to $650 million
Special charges                                    $5.4 million                     $4 million                        $15 million
Operating income                                   $6.9 million                    $10 million                  $0 to $10 million
Depreciation and amortization                     $18.8 million                    $25 million                       $100 million
OIBDA(2)                                          $25.7 million                    $35 million               $100 to $110 million
Capital expenditures                              $84.6 million                    $40 million               $270 to $280 million


      (1) For a detailed discussion of actual second quarter results and full-year 2004 guidance, we refer readers to the Company's second quarter 2004 financial results news release package issued on August 10, 2004.

      (2)   These terms are non-GAAP measures as defined below.

The following table provides quarterly estimates for certain key indicators supporting the above-mentioned operating metrics for which full-year 2004 guidance has been provided.

                                                        ACTUALS                                       GUIDANCE
                                                 SECOND QUARTER 2004(1)                          THIRD QUARTER 2004
                                                 ----------------------                          ------------------
Postpaid-to-prepaid split of
gross activations                                           66%-to-34%                                    68%-to-32%

Postpaid churn(2)                                                 2.6%                                          2.5%
Prepaid churn(2)                                                  4.5%                                          3.7%
Net activations - Total(2)                                      16,652                                        70,000
Net activations - Postpaid(2)                                   45,923                                        72,000
Net activations - Prepaid(2)                                  (29,271)                                       (2,000)
Postpaid ARPU(2)                                                $62.48                                        $64.00
Prepaid ARPU(2)                                                 $18.84                                        $19.00
Blended ARPU(2),(3)                                             $41.82                                        $43.00
Cash, cash equivalents and
short-term investments                                  $177.7 million                                  $130 million


(1) For a detailed discussion of actual second quarter results and full-year 2004 guidance, we refer readers to the Company's second quarter 2004 financial results news release package issued on August 10, 2004.

(2)   These terms are non-GAAP measures as defined below.

(3) Elements of reconciliation of blended ARPU to its most directly comparable GAAP measure are in the same nature and magnitude as those identified in the Company's second quarter 2004 financial results news release package issued on August 10, 2004.

"We are pleased with the progress of our third quarter operating and financial results," said Jacques Leduc, Chief Financial Officer and Treasurer of Microcell Telecommunications Inc. "Based on our performance to date, we remain on pace to meet all of our stated targets for full-year 2004. The key catalysts for subscriber growth in the quarter are coming from the favourable consumer response towards our back-to-school promotions that feature an attractive array of new MMS-capable handsets and other service options, many of which are exclusive to Fido, as well as from the continuing positive impact of City Fido(TM). The expected improvement in quarterly gross activations and churn is particularly gratifying in light of continuing intense competitor activity. As a result, the higher number of new net activations in combination with seasonally strong ARPU is helping to drive a steady improvement in service revenues. This solid top-line growth together with prudent operating expense management should allow us to achieve an OIBDA for the third quarter that almost equals the amount we generated for the first half of the year. We have also continued to closely monitor items that affect cash flow such as capital spending. Given the significant network investment we made earlier in the year for planned subscriber and usage growth, as well as for the launch and ongoing support of City Fido, we expect third quarter capital expenditures to decrease from the previous two quarters of 2004. As a result, we expect minimal cash burn for the third quarter, remaining on track to end the year in a solid liquidity position, which we can use to pursue our growth initiatives and to fund our current business plan until our operations become fully self-sustaining."

Microcell expects to report its final complete third quarter 2004 results and hold its quarterly earnings conference call in mid-November.

NON-GAAP MEASURES

Throughout this release, the Company uses measures or indicators that are not governed or defined by generally accepted accounting principles ("GAAP"). All of these non-GAAP measures may not be identical to similarly titled measures reported by other companies. We believe these measures are useful to investors because they include the same meaningful information that is used by our management to assess the Company's performance as well as our success in acquiring, retaining and servicing customers. We believe these measures reflect our ability to generate and grow revenues while providing a high level of customer service in a cost-effective manner. We also use these measures as a method of comparing our performance with the other players in the wireless industry. In addition, our short-term and long-term incentive compensation offers bonuses tied to our financial performance and the achievement of strategic corporate and business unit objectives established on a yearly and cumulative basis. Our financial performance is mainly measured by the level of our revenues and our OIBDA. Our strategic corporate business objective consists of ARPU levels, churn levels and COA levels (all these terms are defined below). Finally, we are committed to respect certain covenants under our credit agreements, which include certain of these measures. For instance, we are committed to maintain, on a quarterly basis, a certain level of OIBDA (labelled as EBITDA in our credit agreement) at each reporting date. As of June 30, 2004 this OIBDA covenant level was $32 million. We also use these non-GAAP measures for planning purposes, in presentations to our Board of Directors and in our undiscounted and discounted cash flow models.

      o "Gross activations" refer to the number of new subscribers that we activate either on postpaid or prepaid service during a given period, before taking into account customer churn for the same period;

      o Cancellation of service ("churn" or "blended churn"), is expressed on a percentage basis for a given period and is calculated as the aggregate of the postpaid churn and the prepaid churn;

      o Postpaid churn is expressed on a percentage basis for a given period and is calculated as the number of deactivated postpaid subscribers divided by the average number of postpaid subscribers during such period;

      o Prepaid churn is expressed on a percentage basis for a given period and is calculated as the number of deactivated prepaid subscribers divided by the average number of prepaid subscribers during such period;

      o "Net activations" refer to the number of gross activations within a given period, less churn;

      o  Average revenue per user for a given period is referred to as "ARPU";

      o Postpaid ARPU for a given period is calculated as the postpaid service revenues plus the roaming-in revenues (roaming-in revenues are wireless service revenues generated by foreign GSM customers using their wireless phone on Microcell's GSM network while roaming in Canada), plus or minus the effect of promotions, deferred revenues, and any retroactive adjustments accounted for in the period, divided by the average number of postpaid subscribers during such period. By retroactive adjustments, we mean any correction of service revenues of a prior quarter or year that is made in the current period;

      o Prepaid ARPU for a given period is calculated as the prepaid service revenues plus the effect of promotions, and plus or minus any retroactive adjustments accounted for in the period, divided by the average number of prepaid subscribers during such period. By retroactive adjustments, we mean any correction of service revenues of a prior quarter or year that is made in the current period;

      o Average revenue per user for a given period is calculated as the aggregate of the postpaid ARPU and the prepaid ARPU ("blended ARPU");

      o Operating income before depreciation and amortization ("OIBDA") is defined as operating income (loss) calculated in accordance with GAAP except that it excludes depreciation and amortization expenses. OIBDA differs from EBITDA in that the non-GAAP measures' calculation starts with the GAAP measure operating income (loss) for OIBDA, while the non-GAAP measures' calculation starts with the GAAP measure net income
         (loss), in the case of EBITDA. Similarly to EBITDA, OIBDA excludes expenses such as tax, interest, and depreciation and amortization. Our OIBDA also excludes foreign exchange gain (loss), share of net loss in investees and gain (loss) in investments, marketable securities and other assets. We exclude foreign exchange gain (loss) since this gain or loss results mainly from our long-term financing arrangements which are stated in U.S. dollars and as a result, should be viewed as an adjustment to our financial charges. We exclude gain (loss) on investments including marketable securities and other assets because such a gain or loss is similar to interest income or expense. Our share of net loss in investees is excluded because those investments in which we have significant influence are not directly related to our wireless operations. In addition, the covenant OIBDA to which we are committed to maintain under our credit agreements excludes all such kind of expenses. OIBDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures and other investments and our ability to incur and service debt.

         The reader is cautioned that our non-GAAP measure labelled OIBDA may not be identical to similarly titled measures reported by other companies. Furthermore, it should not be considered in isolation or as alternative measurements of our net income (loss) since it excludes charges that materially impact our financial performance. We compensate for the limitations associated with the use of OIBDA by not giving more prominence to this non-GAAP measure than to its directly comparable GAAP measure.

THE COMPANY'S STRATEGIC REVIEW PROCESS

On May 17, 2004, TELUS Corporation commenced unsolicited offers (the "TELUS Offers") to purchase Microcell's publicly traded shares and warrants. The TELUS Offers were subsequently extended and varied on June 22, July 22 and August 20. On May 20, 2004, the Company announced that, after careful review and analysis of the TELUS Offers performed with the assistance of its legal and financial advisors, the Board recommended that its securityholders not tender into the TELUS Offers. Microcell has furnished a Directors' Circular dated May 28, 2004 that provides important information regarding Microcell's response to the TELUS Offers. Securityholders should carefully review the Directors' Circular and other relevant materials, as they may be amended or supplemented from time to time. Investors can obtain a free copy of materials filed by Microcell with the Canadian Securities Administrators on the site maintained on their behalf for that purpose at www.sedar.com.

Microcell has also filed certain materials with the Securities and Exchange Commission ("SEC"), including a solicitation/recommendation statement on
Schedule 14D-9. SECURITYHOLDERS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT, AS IT MAY BE AMENDED FROM TIME TO TIME, BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors can obtain a free copy of materials filed by Microcell with the SEC on the SEC's Web site at www.sec.gov.

ABOUT THE COMPANY

Microcell Telecommunications Inc. is a major provider, through its subsidiaries, of telecommunications services in Canada dedicated solely to wireless. Microcell offers a wide range of voice and high-speed data communications products and services to approximately 1.2 million customers. Microcell operates a GSM network across Canada and markets Personal Communications Services (PCS) and General Packet Radio Service (GPRS) under the Fido(R) brand name. Microcell has been a public company since October 15, 1997, and is listed on the Toronto Stock Exchange.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

The statements made in this release concerning Microcell's future prospects are forward-looking statements that involve risks and uncertainties, which may prevent expected future results from being achieved. For those statements, we claim the protection of the safe harbour for forward-looking statements contained in the Canadian and U.S. securities laws. The Company cautions that actual future performance could be affected by a number of factors, including technological change, regulatory change, and competitive factors, many of which are beyond the Company's control. Therefore, future events and results may vary substantially from what the Company currently foresees. Additional information identifying risks and uncertainties is contained in the Company's Annual Information Form for 2003 and in other filings with securities commissions in Canada and the United States.

REMINDER TO HOLDERS OF CLASS A RESTRICTED VOTING SHARES
AND CLASS B NON-VOTING SHARES

The Company reminds the holders of its Class A Restricted Voting Shares and Class B Non-Voting Shares that (i) each Class A Restricted Voting Share may, at the option of the holder, be exchanged at any time for one Class B Non-Voting Share and (ii) each Class B Non-Voting Share may, at the option of the holder by providing a declaration of Canadian residency to the Company's transfer agent, be exchanged at any time for one Class A Restricted Voting Share.

Fido is a registered trademark of Microcell Solutions Inc.
City Fido is a trademark of Microcell Solutions Inc.

                                www.microcell.ca
                                   www.fido.ca


FOR MORE INFORMATION:

Investment community:                          Media:
Thane Fotopoulos                               Claire Fiset
514 937-0102, ext. 8317                        514 937-0102, ext. 7824
thane.fotopoulos@microcell.ca                  claire.fiset@microcell.ca

                                               Karen Berkhout
                                               604 783-0701
                                               karen.berkhout@microcell.ca